Exhibit 99.B(a)(1)(xiv)

AMENDMENT NO. 13 TO DECLARATION OF TRUST OF

ING SEPARATE PORTFOLIOS TRUST

Name Change of Each Series

Effective: May 1, 2014

THIS AMENDMENT NO. 13 TO THE DECLARATION OF TRUST OF ING SEPARATE PORTFOLIOS TRUST (“ISPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of ISPT on November 21, 2013, with respect to each existing series of ISPT, acting pursuant to the Declaration of Trust, including Article X, Section 1, of ISPT’s Declaration of Trust.  The resolutions serve to change the name of each existing series of ISPT, effective May 1, 2014.

ING SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Separate Portfolios Trust (“ISPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of ISPT at a meeting held on November 21, 2013 with regard to the name change of each existing series of ISPT, effective May 1, 2014:

RESOLVED, that the changes in names of the Registrants and Funds in the ING Funds Complex to reflect the Voya branding, as discussed in the memorandum to the Boards of Directors/Trustees of the ING Funds, be, and they hereby are, approved, and the officers of ING Funds be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver amendments to the ING Funds’ organization documents to change the names of the Registrants and their series, to be effective on a date deemed appropriate by the officers of the ING Funds; and

FURTHER RESOLVED, that the officers of the ING Funds be, and each hereby is, authorized to prepare, execute and deliver such instruments as are necessary to effect such name changes, including, but not limited to, post-effective amendments and/or supplements to the ING Funds’ Registration Statements on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, for the purpose of renaming the Registrants and their series; and to prepare and file such amendments and/or supplements to the Registration Statements in such forms as may be approved by such officers and counsel.

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I, Huey P. Falgout, Jr., Secretary of  ISPT, do hereby further certify that at the November 21, 2013 meeting of the Board of Trustees of ISPT, the Board of Trustees of ISPT changed the name of each existing series of ISPT, as noted in the table below, as reflected in Appendix B to the Board memorandum presented in the meeting materials at the November 21, 2013 meeting:

Current Name	New Name
ING Emerging Markets Corporate Debt Fund	Voya Emerging Markets Corporate Debt Fund
ING Emerging Markets Hard Currency Debt Fund	Voya Emerging Markets Hard Currency Debt Fund
ING Emerging Markets Local Currency Debt Fund	Voya Emerging Markets Local Currency Debt Fund
ING Investment Grade Credit Fund	Voya Investment Grade Credit Fund
ING Retirement Solution 2020 Fund	Voya Retirement Solution 2020 Fund
ING Retirement Solution 2025 Fund	Voya Retirement Solution 2025 Fund
ING Retirement Solution 2030 Fund	Voya Retirement Solution 2030 Fund
ING Retirement Solution 2035 Fund	Voya Retirement Solution 2035 Fund
ING Retirement Solution 2040 Fund	Voya Retirement Solution 2040 Fund
ING Retirement Solution 2045 Fund	Voya Retirement Solution 2045 Fund
ING Retirement Solution 2050 Fund	Voya Retirement Solution 2050 Fund
ING Retirement Solution 2055 Fund	Voya Retirement Solution 2055 Fund
ING Retirement Solution Income Fund	Voya Retirement Solution Income Fund

Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	April 24, 2014